UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

June 28, 2013 (June 27, 2013)

MICROCHIP TECHNOLOGY INCORPORATED

(Exact Name Of Registrant As Specified In Its Charter)

Delaware	0-21184	86-0629024
(State or other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

2355 West Chandler Boulevard, Chandler, Arizona 85224-6199

(Address of Principal Executive Offices, Including Zip Code)

(480) 792-7200

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On June 27, 2013, Microchip Technology Incorporated, a Delaware corporation (the “Company”), entered into a Credit Agreement (the “Credit Agreement”) among the Company, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

The Credit Agreement provides for a $350.0 million term loan and a $1.65 billion revolving loan facility, with a $125.0 million foreign currency sublimit, a $35 million letter of credit sublimit and a $25 million swingline loan sublimit, terminating on June 27, 2018 (the “Maturity Date”). The Credit Agreement also contains an increase option permitting the Company, subject to certain requirements, to arrange with existing lenders and/or new lenders for them to provide up to an aggregate of $300 million in additional commitments, which commitments may be for revolving loans or term loans. Proceeds of loans made under the Credit Agreement may be used for working capital and general corporate purposes, including potential acquisition activity. At closing, the Company borrowed $350.0 million term loans and $260.0 million in revolving loans. Substantially all of the proceeds were used to repay principal, interest and fees under the Company’s credit agreement, dated as of August 12, 2011 and fees and expenses payable in connection with the closing of the Credit Agreement.

The loans bear interest, at the Company’s option, at the base rate plus a spread of 0.25% to 1.25% or an adjusted LIBOR rate (based on one, two, three or six-month interest periods) plus a spread of 1.25% to 2.25%, in each case with such spread being determined based on the consolidated leverage ratio for the preceding four fiscal quarter period. The base rate means the highest of JPMorgan Chase Bank, N.A.’s prime rate, the federal funds rate plus a margin equal to 0.50% and the adjusted LIBOR rate for a 1-month interest period plus a margin equal to 1.00%. Swingline loans accrue interest at a per annum rate based on the base rate plus the applicable margin for base rate loans. Base rate loans may only be made in Dollars. Interest is due and payable in arrears quarterly for loans bearing interest at the base rate and at the end of an interest period (or at each three month interval in the case of loans with interest periods greater than three months) in the case of loans bearing interest at the adjusted LIBOR rate. The Company is also obligated to pay other customary closing fees, arrangement fees, administration fees, commitment fees and letter of credit fees for a credit facility of this size and type.

The Company may borrow, repay and reborrow funds under the revolving loan facility until the Maturity Date, at which time the revolving facility will terminate, and all outstanding loans, together with all accrued and unpaid interest, must be repaid. Amounts not borrowed under the revolving facility will be subject to a commitment fee, to be paid in arrears on the last day of each fiscal quarter, ranging from 0.20% to 0.40% per annum determined based on the consolidated leverage ratio for the preceding four fiscal quarter period. The term loan is payable in quarterly installments, with the last quarterly payment to be made on March 31, 2018. On an annualized basis, the amortization of the term loan is as follows: 0%, 5%, 5%, 10%, and 10% for years one through five respectively, with the remaining outstanding principal amount of the term loan being due and payable on the Maturity Date. The Company may prepay the loans and terminate the revolving loan commitments, in whole or in part, at any time without premium or penalty, subject to certain conditions including minimum amounts and reimbursement of certain costs in the case of prepayments of LIBOR loans. Amounts repaid or prepaid with respect to the term loan facility may not be reborrowed.

The Company’s obligations under the Credit Agreement are guaranteed by certain of its subsidiaries meeting materiality thresholds set forth in the Credit Agreement. To secure the Company’s obligations under the Credit Agreement, the Company and its domestic subsidiaries will be required to pledge the equity securities of certain of their respective material subsidiaries, subject to certain exceptions and limitations.

The Credit Agreement contains customary affirmative and negative covenants, including covenants that limit or restrict the Company and its subsidiaries’ ability to, among other things, incur subsidiary indebtedness, grant liens, merge or consolidate, dispose of assets, make investments, make acquisitions, enter into certain transactions with affiliates, pay dividends or make distributions, repurchase stock, enter into restrictive agreements and enter into sale and leaseback transactions, in each case subject to customary exceptions for a credit facility of this size and type. The Company is also required to maintain compliance with a consolidated leverage ratio and a consolidated interest coverage ratio.

The Credit Agreement includes customary events of default that, include among other things, non-payment defaults, inaccuracy of representations and warranties, covenant defaults, cross default to material indebtedness, bankruptcy and insolvency defaults, material judgment defaults, ERISA defaults and a change of control default. The occurrence of an event of default could result in the acceleration of the obligations under the Credit Agreement. Under certain circumstances, a default interest rate will apply on all obligations during the existence of an event of default under the Credit Agreement at a per annum rate equal to 2.00% above the applicable interest rate for any overdue principal and 2.00% above the rate applicable for base rate loans for any other overdue amounts.

Certain of the lenders under the Credit Agreement and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with the Company or the Company’s affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

A copy of the Credit Agreement is attached as Exhibit 10.1 and incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement.

On June 27, 2013, in connection with the Company’s entry into the Credit Agreement discussed in Item 1.01 of this Current Report, the Company terminated its Credit Agreement, dated as of August 12, 2011, by and among the Company, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Credit Agreement, dated June 27, 2013, among Microchip Technology Incorporated, the lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Microchip Technology Incorporated

Dated: June 28, 2013

	By:	/s/ J. Eric Bjornholt
J. Eric Bjornholt Vice President, Chief Financial Officer

EXHIBIT INDEX

10.1	Credit Agreement, dated June 27, 2013, among Microchip Technology Incorporated, the lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent.